As filed with the Securities and Exchange Commission on July 22, 2010

Registration No. 333-134678

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDICAL NUTRITION USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3686984
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 West Forest Avenue
Englewood, New Jersey 07631
(201) 569-1188
(Address and telephone number of registrant’s principal executive offices)

Medical Nutrition USA, Inc. Amended and Restated 2003 Omnibus Equity Incentive Plan
Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan
(Full title of the plans)

Francis A. Newman	Copy to:
Chief Executive Officer
Medical Nutrition USA, Inc.	Adam C. Lenain, Esq.
10 West Forest Avenue	Foley & Lardner LLP
Englewood, New Jersey 07631	402 W. Broadway, Suite 2100
(201) 569-1188	San Diego, California 92101
(Name, address and telephone number of agent for service)	(619) 234-6655

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Medical Nutrition USA, Inc., a Delaware corporation (the “Company”), removes from registration those shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-134678) filed by the Company on June 2, 2006 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of shares of Common Stock issued or reserved for issuance under: (1) the Company’s Amended and Restated 2003 Omnibus Equity Incentive Plan; and (2) the Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan.

On June 10, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danone North America, Inc., a Delaware corporation (“Parent”), and Ristretto Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).  The closing of the Merger has occurred, and the Merger became effective on July 22, 2010 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by the Company, Parent or Merger Sub or shares with respect to which appraisal rights were properly exercised under Delaware law) was cancelled and converted into the right to receive $4.00 per share in cash, without interest and less any required withholding taxes.  In addition, (i) each stock option, whether or not exercisable, that was outstanding and unexercised immediately prior to the Effective Time, was cancelled in exchange for an amount per share of Common Stock underlying such stock option equal to (a) $4.00 per share, less (b) the exercise price payable in respect of each share of Common Stock underlying such stock option; and (ii) each restricted share of Common Stock vested at the Effective Time and was converted into the right to receive $4.00 in cash, without interest and less any required withholding taxes.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but not sold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of New Jersey, on July 22, 2010.

Medical Nutrition USA, Inc.
By:	/s/ Francis A. Newman
Name: Francis A. Newman
Title: Chief Executive Officer